Exhibit 99.1

MARKETAXESS REPORTS FIRST QUARTER 2012 RECORD REVENUES OF $50.7

MILLION, RECORD PRE-TAX INCOME OF $22.7 MILLION AND DILUTED EPS OF $0.35

First Quarter Financial Highlights*

•	Record revenues of $50.7 million, up 16.3%

•	Record pre-tax income of $22.7 million, up 28.8%

•	Pre-tax margin of 44.8%, up from 40.5%

•	Record EBITDA of $24.6 million, up 27.9%

•	Net income of $13.5 million, up 25.2%

*	All comparisons versus first quarter 2011.

NEW YORK, April 25, 2012 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced results for the first quarter ended March 31, 2012.

“Our record results in the first quarter were driven by strong credit market trading conditions and increases in market share across many of our product areas,” said Richard M. McVey, chairman and chief executive officer of MarketAxess. “The demand for electronic trading solutions in fixed income markets is growing to address the liquidity challenges created by the new regulatory environment. We continue to invest actively in technology solutions for bond and CDS trading in order to improve secondary market liquidity and efficiency.”

First Quarter Results

Total revenues for the first quarter of 2012 increased 16.3% to a record $50.7 million, compared to $43.6 million for the first quarter of 2011. Pre-tax income was a record $22.7 million, compared to $17.7 million for the first quarter of 2011, an increase of 28.8%. Pre-tax margin was 44.8%, compared to 40.5% for the first quarter of 2011. Net income totaled $13.5 million, or $0.35 per share on a diluted basis, compared to $10.8 million, or $0.27 per share on a diluted basis, for the first quarter of 2011.

Commission revenue for the first quarter of 2012 totaled $44.9 million on total trading volume of $158.0 billion, compared to $37.8 million in commission revenue on total trading volume of $135.2 billion for the first quarter of 2011. U.S. high-grade trading volume as a percentage of FINRA’s high-grade TRACE trading volume increased to an estimated 11.4%, compared to an estimated 9.9% for the first quarter of 2011.

All other revenue, which consists of technology products and services, information and user access fees, investment income and other revenue, remained unchanged at $5.8 million, compared to the first quarter of 2011.

Total expenses for the first quarter of 2012 increased 7.9% to $28.0 million, compared to $25.9 million for the first quarter of 2011. This increase was primarily due to higher general and administrative expense of $1.1 million, marketing and advertising costs of $0.5 million and technology and communications costs of $0.5 million, offset by lower employee compensation and benefits of $0.4 million.

The effective tax rate for the first quarter of 2012 was 40.7%, compared to 39.0% for the first quarter of 2011.

Employee headcount as of March 31, 2012 was 238, compared to 232 as of March 31, 2011.

Dividends and Share Repurchases

The Company continues to return capital to its shareholders through dividends and share repurchases.

Dividends

The Company’s board of directors declared a quarterly cash dividend of $0.11 per share of common stock outstanding, to be paid on May 24, 2012 to stockholders of record as of the close of business on May 10, 2012.

Share Repurchases

In October 2011, the Company’s board of directors authorized a $35 million share repurchase program. Under the repurchase program, a total of 582,896 shares were repurchased in the first quarter of 2012 at a cost of $18.2 million. In February 2012, the Company also repurchased 1,821,730 shares at a cost of $52.9 million from selling stockholders affiliated with JP Morgan Chase & Co.

Balance Sheet Data

As of March 31, 2012, total assets were $274.5 million and included $179.9 million in cash, cash equivalents and securities available-for-sale. Total stockholders’ equity as of March 31, 2012 was $248.9 million.

Non-GAAP Financial Measure

EBITDA is a non-GAAP financial measure. The Company believes that this non-GAAP financial measure, when taken into consideration with the corresponding GAAP financial measure, is important in understanding the Company’s operating results. See the attached schedule for a full reconciliation of GAAP net income to EBITDA.

Webcast and Conference Call Information

Richard M. McVey, Chairman and Chief Executive Officer, and Antonio L. DeLise, Chief Financial Officer, will host a conference call to discuss the Company’s financial results and outlook on April 25, 2012, at 10:00 a.m. Eastern time. To access the conference call, please dial 866-761-0748 (U.S.) or 617-614-2706 (international). The passcode for all callers is 21617969. The Company will also host a live audio Webcast of the conference call on the Investor Relations section of the Company’s website at http://www.marketaxess.com. A replay of the call will be made available by dialing 888-286-8010 (U.S.) or 617-801-6888 (international) for one week after the announcement. The passcode for replay callers is 73799204. The Webcast will also be archived on http://www.marketaxess.com for 90 days following the announcement.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments. MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 900 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 87 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements, including statements about the outlook and prospects for Company and industry growth, as well as statements about the Company’s future financial and operating performance. These and other statements that relate to future results and events are based on MarketAxess’ current expectations. Actual results in future periods may differ materially from those currently expected or desired because of a number of risks and uncertainties, including: the level and intensity of competition in the fixed-income electronic trading industry and the pricing pressures that may result; the variability of our growth rate; the rapidly evolving nature of the electronic financial services industry; the level of trading volume transacted on the MarketAxess platform; the absolute level and direction of interest rates and the corresponding volatility in the corporate fixed-income market; our ability to develop new products and offerings and the market’s acceptance of those products; our exposure to risks resulting from non-performance by counterparties to transactions executed between our clients in which we act as an intermediary in matching back-to-back trades; our dependence on our broker-dealer clients; our ability to enter into strategic alliances and to acquire other businesses and successfully integrate them with our business; our future capital needs and our ability to obtain capital when needed; and other factors. The Company’s actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. More information about these and other factors affecting MarketAxess’ business and prospects is contained in MarketAxess’ periodic filings with the Securities and Exchange Commission and can be accessed at www.marketaxess.com.

# # #

Media and Investor Relations Contacts:
Tony DeLise	William McBride
MarketAxess Holdings Inc.	William McBride & Associates
+1-212-813-6017	+1-917-239-6726

Florencia Panizza

MarketAxess Holdings Inc.

+1-212-813-6029

MarketAxess Holdings Inc.

Consolidated Statements of Operations

	Three Months Ended
	March 31,
	2012	2011
	(In thousands, except per share data)
	(unaudited)
Revenues
Commissions	$44,902	$37,785
Technology products and services	2,908	3,108
Information and user access fees	1,871	1,689
Investment income	303	299
Other	751	728

Total revenues	50,735	43,609

Expenses
Employee compensation and benefits	15,841	16,268
Depreciation and amortization	1,854	1,562
Technology and communications	2,955	2,500
Professional and consulting fees	3,024	2,872
Occupancy	759	766
Marketing and advertising	1,447	974
General and administrative	2,107	1,001

Total expenses	27,987	25,943

Income before taxes	22,748	17,666
Provision for income taxes	9,255	6,886

Net income	$13,493	$10,780

Per Share Data:
Earnings per share:
Basic	$0.37	$0.30
Diluted	$0.35	$0.27

Cash dividends declared per common share	$0.11	$0.09

Weighted-average common shares:
Basic	36,934	36,507
Diluted	38,695	39,301

MarketAxess Holdings Inc.

Consolidated Condensed Balance Sheet Data

	March 31, 2012	December 31, 2011
	(In thousands)
	(unaudited)
Assets
Cash and cash equivalents	$119,809	$169,620
Securities available-for-sale	60,086	78,110
Accounts receivable, net	33,039	36,170
All other assets	61,576	65,558

Total assets	$274,510	$349,458

Liabilities and Stockholders’ Equity
Total liabilities	$25,593	$37,019
Total stockholders’ equity	248,917	312,439

Total liabilities and stockholders’ equity	$274,510	$349,458

MarketAxess Holdings Inc.

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended
	March 31,
	2012	2011
	($ in thousands)
	(unaudited)

Net income	$13,493	$10,780

Add back:
Interest expense	11	16

Provision for income taxes	9,255	6,886

Depreciation and amortization	1,854	1,562

Earnings before interest, taxes, depreciation and amortization (EBITDA)	$24,613	$19,244

MarketAxess Holdings Inc.

Volume Statistics

	Total Trading Volume
	Three Months Ended
	March 31,
	2012	2011
	(In millions)
	(unaudited)

U.S. high-grade - multi dealer [1]
fixed-rate	$94,997	$82,267
floating-rate	3,325	2,938
Eurobond	12,734	11,313
Other[1,2]	46,934	38,661

Total	$157,990	$135,179

	Average Daily Volume
	Three Months Ended
	March 31,
	2012	2011
	(In millions)
	(unaudited)

U.S. high-grade[1]	$1,586	$1,374
Eurobond	199	180
Other[1,2]	757	624

Total	$2,542	$2,178

Number of U.S. Trading Days [3]	62	62

Number of U.K. Trading Days [4]	64	63

1	Consistent with FINRA TRACE reporting standards, both sides of trades are included in the Company’s reported volumes when the Company executes trades on a riskless principal basis between two counterparties.
2	Effective January 2012, the Company no longer reports credit default swaps trading volumes. Credit default swap volumes previously reported in “Other” trading volume have not been removed.
3	The number of U.S. trading days is based on the SIFMA holiday recommendation calendar.
4	The number of U.K. trading days is based on the U.K. Bank holiday schedule.